Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, Feb. 21, 2022

MEDIA CONTACT:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Reports Record 4Q and Full-Year 2021 Results;
Analyst Day Set for Feb. 22

TULSA, Okla. – Williams (NYSE: WMB) today announced its unaudited financial results for the three and 12 months ended Dec. 31, 2021.

Full-year 2021 results driven by strength of natural gas focused strategy
•GAAP net income of $1.514 billion, or $1.24 per diluted share (EPS)
•Adjusted net income of $1.658 billion, or $1.36 per diluted share (Adjusted EPS) – up 24% from 2020
•Adjusted EBITDA of $5.635 billion – up $530 million or 10% vs. 2020
•Cash flow from operations (CFFO) of $3.945 billion – up 13% vs. 2020
•Available funds from operations (AFFO) of $4.073 billion – up 12% vs. 2020
•Debt-to-Adjusted EBITDA at year end of 3.9x; improved from 4.35x year-end 2020
•Dividend coverage ratio of 2.04x (AFFO basis)
•Achieved record gathering volumes of 13.9 Bcf/d and contracted transmission capacity of 23.8 Bcf/d – up 5% and 3%, respectively, from 2020
•Expect 3% growth in 2022 with Adjusted EBITDA guidance midpoint of $5.8 billion, yielding 6% CAGR over the last five years

Strong 4Q results across key financial metrics
•GAAP net income of $621 million, or $0.51 per diluted share
•Adjusted net income of $476 million, or $0.39 per diluted share (Adjusted EPS) – up 25% and 26%, respectively, vs. 4Q 2020
•Adjusted EBITDA of $1.483 billion – up $147 million or 11% vs. 4Q 2020
•CFFO of $1.139 billion – up 2% vs. 4Q 2020
•AFFO of $1.045 billion – up 6% vs. 4Q 2020
•Dividend coverage ratio of 2.10x (AFFO basis)

Executed strategic transactions and expansion projects to drive optimization and growth across portfolio
•Finalized upstream JVs with GeoSouthern in Haynesville and with Crowheart in Wamsutter
•Closed Sequent Energy Management acquisition
•Signed agreements for Whale and Shenandoah Deepwater Gulf of Mexico expansions
•Placed Leidy South Transco expansion project in full service in 4Q 2021
•Fully contracted three new demand-pull transmission projects
•Completed multiple G&P customer expansion projects
•Announced MOU with Ørsted to explore clean energy opportunities in the U.S.
•Advanced 13 solar projects with current total of 350MW; expanded program to include battery storage

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

“Williams broke records in contracted transmission capacity, natural gas gathering volumes and financial results in 2021, including 10% higher Adjusted EBITDA for the year, reflecting growth across our three major business segments as well as strong contributions from our upstream JV operations. We surpassed our financial guidance, even after raising it twice during the year, and we continued to strengthen our balance sheet, adding to our track record of financial stability.
“In addition to record financial and operational success in 2021, we received top ESG rankings for the midstream sector and won a prestigious award for industry leadership. We also kicked off a multi-year modernization and emissions reduction program across our transmission network as part of our long-term commitment to safe, reliable and environmentally friendly operations. Furthermore, we expanded our efforts to invest in new energy ventures that will keep Williams at the forefront of technology changes within the midstream natural gas industry.

“This tremendous momentum has set the pace for Williams to execute against our vision to provide the best transport, storage and delivery solutions for reliable, low-cost, low-carbon energy. We expect strong natural gas market fundamentals and steadfast project execution to drive additional growth for our business in 2022, and we are extremely well positioned to continue serving the growing need for clean energy far into the future."

Williams Summary Financial Information	4Q				Full Year
Amounts in millions, except ratios and per-share amounts. Per share amounts are reported on a diluted basis. Net income amounts are from continuing operations attributable to The Williams Companies, Inc. available to common stockholders.	2021		2020		2021		2020

GAAP Measures
Net Income	$621		$115		$1,514		$208
Net Income Per Share	$0.51		$0.09		$1.24		$0.17
Cash Flow From Operations	$1,139		$1,114		$3,945		$3,496

Non-GAAP Measures (1)
Adjusted EBITDA	$1,483		$1,336		$5,635		$5,105
Adjusted Net Income	$476		$382		$1,658		$1,333
Adjusted Earnings Per Share	$0.39		$0.31		$1.36		$1.10
Available Funds from Operations	$1,045		$983		$4,073		$3,638
Dividend Coverage Ratio	2.10	x	2.03	x	2.04	x	1.87	x

Other
Debt-to-Adjusted EBITDA at Quarter End (2)	3.90	x	4.35	x
Capital Investments (3)	$371		$423		$1,577		$1,485

(1) Schedules reconciling Adjusted Income, Adjusted EBITDA, Available Funds from Operations and Dividend Coverage Ratio (non-GAAP measures) to the most comparable GAAP measure are available at www.williams.com and as an attachment to this news release.

(2) Does not represent leverage ratios measured for WMB credit agreement compliance or leverage ratios as calculated by the major credit ratings agencies. Debt is net of cash on hand, and Adjusted EBITDA reflects the sum of the last four quarters.

(3) Capital Investments includes increases to property, plant, and equipment (growth & maintenance capital), purchases of businesses, net of cash acquired, purchases of and contributions to equity-method investments and purchases of other long-term investments.

GAAP Measures

•Fourth-quarter 2021 net income increased by $506 million compared to the prior year reflecting $66 million of increased earnings from our new upstream operations, $58 million higher service revenues, and $45 million of higher joint venture earnings in the Northeast G&P segment. The higher service revenues include $30 million from Transco expansion projects and a $24 million increase at Northeast G&P. In addition, we had a $188 million net unrealized gain on commodity derivatives, primarily in our Sequent business, partially offset by $93 million of higher operating and administrative expense including the impact of higher incentive and equity compensation expense as well as the absence of a prior year benefit associated with a change in employee benefit policy. Beyond these business drivers, we also benefited from the absence of $326 million of impairment-related impacts, partially offset by a higher provision for income taxes.
•The net unrealized gain on commodity derivatives includes $168 million related to derivative contracts within the Sequent segment that are not designated as hedges for accounting purposes. Sequent can experience significant earnings volatility from the fair value accounting required for the derivatives used to hedge a portion of the economic value of the underlying transportation and storage portfolio. However, the unrealized fair value measurement gains and losses are offset by valuation changes in the economic value of the underlying transportation and storage portfolio, which is not recognized until the underlying transportation and storage transaction occurs.
•Full-year 2021 net income improved by $1.3 billion over the prior year, reflecting $223 million of higher commodity margins, $181 million of increased earnings from equity-method investments within Northeast G&P, $111 million of earnings from upstream operations acquired this year, and $77 million of higher service revenues, partially offset by a $109 million net unrealized losses on commodity derivatives, $74 million of higher depreciation and amortization expense and $206 million of higher operating and administrative costs, including the previously described impacts of incentive and equity compensation expense and the change in employee benefit policy. The higher service revenues reflect $106 million from Transco expansion projects and $63 million in Northeast G&P reduced by lower West service revenues. The improvement over last year also reflects the absence of $1.5 billion in pre-tax charges in 2020 related to impairments of certain assets, equity-method investments, goodwill and goodwill at an equity investee, of which $65 million was attributable to noncontrolling interests. The provision for income taxes changed unfavorably by $432 million primarily due to higher pre-tax income.
•The severe winter weather impact in February 2021 and the associated effect on commodity prices is estimated to have had a net favorable impact on our pre-tax results of approximately $77 million, primarily within our commodity margins and results from upstream operations.
•Cash flow from operations for both the fourth quarter and full-year periods of 2021 increased as compared to 2020 primarily due to higher operating results exclusive of non-cash charges. The full-year period also benefited from higher distributions from equity-method investments and favorable changes in net working capital, partially offset by higher margin deposits associated with increasing derivative liabilities. Working capital changes compared to the prior year benefited from the absence of $284 million of rate refunds paid in 2020 associated with Transco's completed rate case.

Non-GAAP Measures

•Fourth-quarter 2021 Adjusted EBITDA increased by $147 million over the prior year, driven by the previously described benefits from upstream operations and service revenues, as well as $86 million higher proportional EBITDA from Northeast G&P equity-method investments, partially offset by higher operating and administrative costs.
•Full-year Adjusted EBITDA increased by $530 million over the prior year, driven by the previously described benefits from commodity margins, upstream operations and service revenues, as well as $209 million higher proportional EBITDA from Northeast G&P equity-method investments, partially offset by higher operating and administrative costs.
•Fourth-quarter 2021 Adjusted Income improved by $94 million over the prior year, while full-year Adjusted Income improved by $325 million. Increases for both comparative periods were driven by the previously described impacts to net income, adjusted to remove the effects of net unrealized gains and losses on commodity derivatives, the absence of 2020 impairments, amortization of certain assets from the Sequent acquisition, and accelerated depreciation on decommissioning assets.
•Fourth-quarter and full-year 2021 Available Funds From Operations increased by $62 million and $435 million, respectively, compared to the prior periods primarily due to higher operating results exclusive of non-cash charges, while the full-year period also benefited from higher distributions from equity-method investments.

Business Segment Results & Form 10-K

Williams' operations are comprised of the following reportable segments: Transmission & Gulf of Mexico, Northeast G&P, West, Sequent and Other. For more information, see the company's 2021
Form 10-K.

	Fourth Quarter						Full Year
Amounts in millions	Modified EBITDA			Adjusted EBITDA			Modified EBITDA			Adjusted EBITDA
	4Q 2021	4Q 2020	Change	4Q 2021	4Q 2020	Change	2021	2020	Change	2021	2020	Change
Transmission & Gulf of Mexico	$685	$486	$199	$685	$644	$41	$2,621	$2,379	$242	$2,623	$2,552	$71
Northeast G&P	459	363	96	459	406	53	1,712	1,489	223	1,712	1,535	177
West	273	283	(10)	253	277	(24)	1,095	998	97	1,092	990	102
Sequent	169	—	169	17	—	17	(112)	—	(112)	15	—	15
Other	87	(23)	110	69	9	60	178	(15)	193	193	28	165
Total	$1,673	$1,109	$564	$1,483	$1,336	$147	$5,494	$4,851	$643	$5,635	$5,105	$530

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

Transmission & Gulf of Mexico

•Fourth-quarter and full-year Modified and Adjusted EBITDA improved compared to the prior year, as higher service revenues related to recent expansion projects were partially offset by higher operating and administrative costs. The full-year period also benefited from higher commodity margins and proportional EBITDA from the Discovery equity-method investment. Modified EBITDA for both periods also benefited from the absence of a $170 million 2020 impairment charge, which is excluded from Adjusted EBITDA.

Northeast G&P

•Fourth-quarter and full-year 2021 Modified and Adjusted EBITDA increased over the prior year driven by higher gathering volumes from equity-method investments and the benefit of our increased ownership in Blue Racer Midstream, acquired in November 2020. Modified EBITDA for both periods also benefited from the absence of our share of 2020 impairments at equity-method investees, which are excluded from Adjusted EBITDA.
•Gross gathering volumes for fourth-quarter 2021, including 100% of operated equity-method investments, increased by 5% over the same period in 2020.
West

•Fourth-quarter 2021 Modified and Adjusted EBITDA decreased compared to the prior year as the benefits of higher gathering volumes and rates were more than offset by the absence of certain volume deficiency payments. Modified EBITDA also benefited from a $20 million net unrealized gain on commodity derivatives, which is excluded from Adjusted EBITDA.
•Full-year 2021 Modified and Adjusted EBITDA increased over the prior year primarily due to an estimated $55 million net favorable impact from the February 2021 severe winter weather, $96 million of higher commodity margins, and lower operating and administrative costs. These favorable changes were partially offset by lower Barnett deferred revenue amortization and the absence of a deficiency fee, as well as lower proportional EBITDA from equity method investments driven by reduced transportation volumes on Overland Pass Pipeline.

Sequent

•Fourth-quarter and full-year 2021 Modified and Adjusted EBITDA reflect the results of this business acquired in July 2021. The fourth-quarter Modified EBITDA was driven by a $168 million net unrealized gain on commodity derivatives, which is excluded from Adjusted EBITDA. The full-year Modified EBITDA loss includes a $109 million net unrealized loss on commodity derivatives, which is excluded from Adjusted EBITDA. The related derivative contracts are not designated as hedges for accounting purposes. Sequent can experience significant earnings volatility from the fair value accounting required for the derivatives used to hedge a portion of the economic value of the underlying transportation and storage portfolio. However, the unrealized fair value measurement gains and losses are offset by valuation changes in the economic value of the underlying transportation and storage portfolio, which is not recognized until the underlying transportation and storage transaction occurs.

Other

•Fourth-quarter and full-year 2021 Modified and Adjusted EBITDA improved compared to the prior year primarily due to oil and gas producing properties acquired this year. The year-to-date increase reflects an estimated $22 million attributable to the February 2021 severe winter weather. Modified EBITDA for both periods also reflects the absence of a $24 million loss contingency accrual in 2020, which is excluded from Adjusted EBITDA.

2022 Financial Guidance

The company expects 2022 Adjusted EBITDA between $5.6 billion and $6 billion. The company also expects 2022 growth capex between $1.25 billion to $1.35 billion and maintenance capex between $650 million and $750 million, which includes capital for emissions reduction and modernization initiatives. Importantly, Williams anticipates achieving a leverage ratio midpoint of 3.8x, which along with expectations to generate positive free cash flow (after capex and dividends), will allow it to retain financial flexibility. Dividend guidance increased 3.7% on an annualized basis to $1.70 in 2022 from $1.64 in 2021.

Williams 2022 Analyst Day Scheduled for Tomorrow; Materials to be Posted Shortly

Williams is hosting its 2022 Analyst Day event on Tuesday, Feb. 22, 2022 beginning at 8:30 a.m. Eastern Time (7:30 a.m. Central Time). In addition to discussing 2021 results, Williams' management will give in-depth presentations covering the company's natural gas infrastructure strategy to meet growing clean energy demands. These presentations will highlight the company’s efficient operations, disciplined project execution, strong financial position and 2022 financial guidance. Presentation slides and earnings materials will be accessible on the Williams’ Investor Relations website shortly.

Participants who wish to view the live presentation can access the webcast here: https://event.on24.com/wcc/r/3631895/2D57BA768B960ACF8BA9532EE4911350

A replay of the 2022 Analyst Day webcast will also be available on the website for at least 90 days following the event.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. www.williams.com

The Williams Companies, Inc.
Consolidated Statement of Income

	Year Ended December 31,
	2021	2020	2019
	(Millions, except per-share amounts)
Revenues:
Service revenues	$6,001	$5,924	$5,933
Service revenues – commodity consideration	238	129	203
Product sales	4,536	1,671	2,063
Net gain (loss) on commodity derivatives	(148)	(5)	2
Total revenues	10,627	7,719	8,201
Costs and expenses:
Product costs	3,931	1,545	1,961
Processing commodity expenses	101	68	105
Operating and maintenance expenses	1,548	1,326	1,468
Depreciation and amortization expenses	1,842	1,721	1,714
Selling, general, and administrative expenses	558	466	558
Impairment of certain assets	2	182	464
Impairment of goodwill	—	187	—
Other (income) expense – net	14	22	10
Total costs and expenses	7,996	5,517	6,280
Operating income (loss)	2,631	2,202	1,921
Equity earnings (losses)	608	328	375
Impairment of equity-method investments	—	(1,046)	(186)
Other investing income (loss) – net	7	8	107
Interest incurred	(1,190)	(1,192)	(1,218)
Interest capitalized	11	20	32
Other income (expense) – net	6	(43)	33
Income (loss) from continuing operations before income taxes	2,073	277	1,064
Less: Provision (benefit) for income taxes	511	79	335
Income (loss) from continuing operations	1,562	198	729
Income (loss) from discontinued operations	—	—	(15)
Net income (loss)	1,562	198	714
Less: Net income (loss) attributable to noncontrolling interests	45	(13)	(136)
Net income (loss) attributable to The Williams Companies, Inc.	1,517	211	850
Less: Preferred stock dividends	3	3	3
Net income (loss) available to common stockholders	$1,514	$208	$847
Amounts attributable to The Williams Companies, Inc. available to common stockholders:
Income (loss) from continuing operations	$1,514	$208	$862
Income (loss) from discontinued operations	—	—	(15)
Net income (loss)	$1,514	$208	$847
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$1.25	$.17	$.71
Income (loss) from discontinued operations	—	—	(.01)
Net income (loss)	$1.25	$.17	$.70
Weighted-average shares (thousands)	1,215,221	1,213,631	1,212,037
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$1.24	$.17	$.71
Income (loss) from discontinued operations	—	—	(.01)
Net income (loss)	$1.24	$.17	$.70
Weighted-average shares (thousands)	1,218,215	1,215,165	1,214,011

The Williams Companies, Inc.
Consolidated Balance Sheet

	December 31,
	2021	2020
	(Millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,680	$142
Trade accounts and other receivables	1,986	1,000
Allowance for doubtful accounts	(8)	(1)
Trade accounts and other receivables – net	1,978	999
Inventories	379	136
Derivative assets	301	3
Other current assets and deferred charges	211	149
Total current assets	4,549	1,429

Investments	5,127	5,159
Property, plant, and equipment – net	29,258	28,929
Intangible assets – net of accumulated amortization	7,402	7,444
Regulatory assets, deferred charges, and other	1,276	1,204
Total assets	$47,612	$44,165

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,746	$482
Accrued liabilities	1,201	944
Long-term debt due within one year	2,025	893
Total current liabilities	4,972	2,319

Long-term debt	21,650	21,451
Deferred income tax liabilities	2,453	1,923
Regulatory liabilities, deferred income, and other	4,436	3,889
Contingent liabilities and commitments

Equity:
Stockholders’ equity:
Preferred stock ($1 par value; 30 million shares authorized at December 31, 2021 and December 31, 2020; 35,000 shares issued at December 31, 2021 and December 31, 2020)	35	35
Common stock ($1 par value; 1,470 million shares authorized at December 31, 2021 and December 31, 2020; 1,250 million shares issued at December 31, 2021 and 1,248 million shares issued at December 31, 2020)	1,250	1,248
Capital in excess of par value	24,449	24,371
Retained deficit	(13,237)	(12,748)
Accumulated other comprehensive income (loss)	(33)	(96)
Treasury stock, at cost (35 million shares of common stock)	(1,041)	(1,041)
Total stockholders’ equity	11,423	11,769
Noncontrolling interests in consolidated subsidiaries	2,678	2,814
Total equity	14,101	14,583
Total liabilities and equity	$47,612	$44,165

The Williams Companies, Inc.
Consolidated Statement of Cash Flows

	Year Ended December 31,
	2021	2020	2019
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$1,562	$198	$714
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation and amortization	1,842	1,721	1,714
Provision (benefit) for deferred income taxes	509	108	376
Equity (earnings) losses	(608)	(328)	(375)
Distributions from unconsolidated affiliates	757	653	657
Gain on disposition of equity-method investments	—	—	(122)
(Gain) loss on deconsolidation of businesses	—	—	29
Impairment of goodwill	—	187	—
Impairment of equity-method investments	—	1,046	186
Impairment of certain assets	2	182	464
Net unrealized (gain) loss from derivative instruments	109	—	(3)
Amortization of stock-based awards	81	52	57
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(545)	(2)	34
Inventories	(124)	(11)	5
Other current assets and deferred charges	(63)	11	21
Accounts payable	643	(7)	(46)
Accrued liabilities	58	(309)	153
Changes in current and noncurrent derivative assets and liabilities	(277)	(4)	3
Other, including changes in noncurrent assets and liabilities	(1)	(1)	(174)
Net cash provided (used) by operating activities	3,945	3,496	3,693
FINANCING ACTIVITIES:
Proceeds from long-term debt	2,155	3,899	767
Payments of long-term debt	(894)	(3,841)	(909)
Proceeds from issuance of common stock	9	9	10
Proceeds from sale of partial interest in consolidated subsidiary	—	—	1,334
Common dividends paid	(1,992)	(1,941)	(1,842)
Dividends and distributions paid to noncontrolling interests	(187)	(185)	(124)
Contributions from noncontrolling interests	9	7	36
Payments for debt issuance costs	(26)	(20)	—
Other – net	(16)	(13)	(17)
Net cash provided (used) by financing activities	(942)	(2,085)	(745)
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(1,239)	(1,239)	(2,109)
Dispositions – net	(8)	(36)	(40)
Contributions in aid of construction	52	37	52
Purchases of businesses, net of cash acquired	(151)	—	(728)
Proceeds from dispositions of equity-method investments	1	—	485
Purchases of and contributions to equity-method investments	(115)	(325)	(453)
Other – net	(5)	5	(34)
Net cash provided (used) by investing activities	(1,465)	(1,558)	(2,827)
Increase (decrease) in cash and cash equivalents	1,538	(147)	121
Cash and cash equivalents at beginning of year	142	289	168
Cash and cash equivalents at end of year	$1,680	$142	$289
_________
(1) Increases to property, plant, and equipment	$(1,305)	$(1,160)	$(2,023)
Changes in related accounts payable and accrued liabilities	66	(79)	(86)
Capital expenditures	$(1,239)	$(1,239)	$(2,109)

Transmission & Gulf of Mexico
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Regulated interstate natural gas transportation, storage, and other revenues (1)	$692	$676	$686	$702	$2,756	$708	$693	$706	$739	$2,846
Gathering, processing, and transportation revenues	99	78	85	86	348	86	90	74	94	344
Other fee revenues (1)	4	5	3	6	18	4	4	5	5	18
Commodity margins	3	1	4	4	12	8	7	8	12	35
Operating and administrative costs (1)	(184)	(189)	(192)	(192)	(757)	(198)	(197)	(215)	(226)	(836)
Other segment income (expenses) - net (1)	4	2	(8)	8	6	5	5	7	16	33
Impairment of certain assets	—	—	—	(170)	(170)	—	(2)	—	—	(2)
Proportional Modified EBITDA of equity-method investments	44	42	38	42	166	47	46	45	45	183
Modified EBITDA	662	615	616	486	2,379	660	646	630	685	2,621
Adjustments	7	2	6	158	173	—	2	—	—	2
Adjusted EBITDA	$669	$617	$622	$644	$2,552	$660	$648	$630	$685	$2,623

Statistics for Operated Assets
Natural Gas Transmission
Transcontinental Gas Pipe Line
Avg. daily transportation volumes (Tbtu)	13.8	12.0	12.8	13.2	12.9	14.1	13.1	13.8	14.2	13.8
Avg. daily firm reserved capacity (Tbtu)	17.7	17.5	18.0	18.2	17.9	18.6	18.3	18.7	19.2	18.7
Northwest Pipeline LLC
Avg. daily transportation volumes (Tbtu)	2.6	1.9	1.8	2.5	2.2	2.8	2.2	2.0	2.6	2.4
Avg. daily firm reserved capacity (Tbtu)	3.9	3.9	3.9	3.8	3.8	3.8	3.8	3.8	3.8	3.8
Gulfstream - Non-consolidated
Avg. daily transportation volumes (Tbtu)	1.2	1.2	1.3	1.1	1.2	1.0	1.2	1.3	1.1	1.2
Avg. daily firm reserved capacity (Tbtu)	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3
Gathering, Processing, and Crude Oil Transportation
Consolidated (2)
Gathering volumes (Bcf/d)	0.30	0.23	0.23	0.26	0.25	0.28	0.31	0.25	0.29	0.28
Plant inlet natural gas volumes (Bcf/d)	0.58	0.50	0.40	0.46	0.48	0.46	0.41	0.44	0.48	0.45
NGL production (Mbbls/d)	32	25	27	30	29	29	26	28	33	29
NGL equity sales (Mbbls/d)	5	4	5	5	5	7	5	6	7	6
Crude oil transportation volumes (Mbbls/d)	138	92	121	132	121	130	151	120	135	134
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.35	0.31	0.26	0.30	0.30	0.36	0.40	0.29	0.36	0.35
Plant inlet natural gas volumes (Bcf/d)	0.35	0.31	0.25	0.30	0.30	0.37	0.40	0.29	0.36	0.35
NGL production (Mbbls/d)	24	23	17	21	21	28	31	21	27	27
NGL equity sales (Mbbls/d) (4)	5	8	4	6	6	9	11	6	7	8

(1) Excludes certain amounts associated with revenues and operating costs for tracked or reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third-quarter and fourth-quarter, due to higher incentive and equity compensation expense as well as the absence of prior year benefit associated with a change in employee benefit policy.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments.
(4) Updated to reflect revised NGL equity sales (Mbbls/d) for second-quarter 2021.

Northeast G&P
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Gathering, processing, transportation, and fractionation revenues	$312	$308	$332	$327	$1,279	$311	$315	$340	$342	$1,308
Other fee revenues (1)	25	25	22	24	96	25	25	26	27	103
Commodity margins	1	1	1	1	4	3	—	(2)	4	5
Operating and administrative costs (1)	(87)	(86)	(85)	(84)	(342)	(89)	(86)	(94)	(103)	(372)
Other segment income (expenses) - net	(2)	(4)	(4)	1	(9)	(1)	(7)	(3)	(3)	(14)
Impairment of certain assets	—	—	—	(12)	(12)	—	—	—	—	—
Proportional Modified EBITDA of equity-method investments	120	126	121	106	473	153	162	175	192	682
Modified EBITDA	369	370	387	363	1,489	402	409	442	459	1,712
Adjustments	1	(7)	9	43	46	—	—	—	—	—
Adjusted EBITDA	$370	$363	$396	$406	$1,535	$402	$409	$442	$459	$1,712

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	4.27	4.14	4.47	4.36	4.31	4.19	4.10	4.26	4.38	4.24
Plant inlet natural gas volumes (Bcf/d)	1.23	1.22	1.36	1.45	1.32	1.41	1.62	1.64	1.62	1.57
NGL production (Mbbls/d)	93	93	114	111	103	102	115	121	120	115
NGL equity sales (Mbbls/d)	2	2	2	2	2	1	1	—	1	1
Non-consolidated (3)
Gathering volumes (Bcf/d)	4.40	4.68	4.94	5.11	4.78	5.40	5.47	5.62	5.61	5.52

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third quarter and fourth quarter, due to higher incentive and equity compensation expense as well as the absence of a prior year benefit associated with a change in employee benefit policy.
(2) Includes volumes associated with Susquehanna Supply Hub, the Northeast JV, and Utica Supply Hub, all of which are consolidated.
(3) Includes 100% of the volumes associated with operated equity-method investments, including the Laurel Mountain Midstream partnership; and the Bradford Supply Hub and the Marcellus South Supply Hub within the Appalachia Midstream Services partnership.

West
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Gathering, processing, transportation, storage, and fractionation revenues	$299	$297	$288	$320	$1,204	$262	$278	$294	$308	$1,142
Other fee revenues (1)	6	13	16	15	50	6	5	5	5	21
Commodity margins	3	29	30	23	85	128	44	63	20	255
Net unrealized gain (loss) from derivative instruments	(1)	1	(2)	2	—	—	(3)	(17)	20	—
Operating and administrative costs (1)	(115)	(111)	(108)	(105)	(439)	(106)	(114)	(105)	(110)	(435)
Other segment income (expenses) - net	(5)	—	(7)	—	(12)	—	(1)	9	(1)	7
Proportional Modified EBITDA of equity-method investments	28	24	30	28	110	25	22	27	31	105
Modified EBITDA	215	253	247	283	998	315	231	276	273	1,095
Adjustments	1	(1)	(2)	(6)	(8)	—	—	17	(20)	(3)
Adjusted EBITDA	$216	$252	$245	$277	$990	$315	$231	$293	$253	$1,092

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	3.43	3.40	3.28	3.19	3.33	3.11	3.21	3.31	3.36	3.25
Plant inlet natural gas volumes (Bcf/d)	1.26	1.33	1.31	1.13	1.25	1.20	1.20	1.29	1.22	1.23
NGL production (Mbbls/d)	35	51	71	39	49	36	39	49	43	41
NGL equity sales (Mbbls/d)	12	25	34	18	22	13	16	19	15	16
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.20	0.24	0.28	0.30	0.25	0.27	0.30	0.28	0.28	0.29
Plant inlet natural gas volumes (Bcf/d)	0.20	0.23	0.28	0.29	0.25	0.27	0.30	0.28	0.28	0.28
NGL production (Mbbls/d)	17	23	26	26	23	24	32	32	32	29
NGL and Crude Oil Transportation volumes (Mbbls/d) (4)	227	142	156	147	168	85	101	119	132	109

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third quarter and fourth quarter, due to higher incentive and equity compensation expense as well as the absence of a prior year benefit associated with a change in employee benefit policy.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments, including Rocky Mountain Midstream.
(4) Includes 100% of the volumes associated with operated equity-method investments, including the Overland Pass Pipeline Company and Rocky Mountain Midstream.

Sequent
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Commodity margins	$—	$—	$—	$—	$—	$—	$—	$9	$14	$23
Net unrealized gain (loss) from derivative instruments	—	—	—	—	—	—	—	(277)	168	(109)
Operating and administrative costs	—	—	—	—	—	—	—	(12)	(14)	(26)
Other segment income (expenses) - net	—	—	—	—	—	—	—	(1)	1	—
Modified EBITDA	—	—	—	—	—	—	—	(281)	169	(112)
Adjustments	—	—	—	—	—	—	—	279	(152)	127
Adjusted EBITDA	$—	$—	$—	$—	$—	$—	$—	$(2)	$17	$15

Statistics
Product Sales
Sales volumes (Bcf/day)	—	—	—	—	—	—	—	6.62	6.51	6.56

Capital Expenditures and Investments
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Capital expenditures:
Transmission & Gulf of Mexico	$185	$181	$192	$190	$748	$109	$209	$172	$173	$663
Northeast G&P	46	41	32	38	157	40	46	41	22	149
West	72	80	93	65	310	33	76	49	45	203
Other	3	5	8	8	24	78	94	10	42	224
Total (1)	$306	$307	$325	$301	$1,239	$260	$425	$272	$282	$1,239

Purchases of and contributions to equity-method investments:
Transmission & Gulf of Mexico	$1	$1	$34	$1	$37	$3	$6	$5	$12	$26
Northeast G&P	27	30	47	174	278	11	24	30	24	89
West	2	5	3	—	10	—	—	—	—	—
Total	$30	$36	$84	$175	$325	$14	$30	$35	$36	$115

Summary:
Transmission & Gulf of Mexico	$186	$182	$226	$191	$785	$112	$215	$177	$185	$689
Northeast G&P	73	71	79	212	435	51	70	71	46	238
West	74	85	96	65	320	33	76	49	45	203
Other	3	5	8	8	24	78	94	10	42	224
Total	$336	$343	$409	$476	$1,564	$274	$455	$307	$318	$1,354

Capital investments:
Increases to property, plant, and equipment	$254	$327	$331	$248	$1,160	$263	$430	$308	$304	$1,305
Purchases of businesses, net of cash acquired	—	—	—	—	—	—	—	126	25	151
Purchases of and contributions to equity-method investments	30	36	84	175	325	14	30	35	36	115
Purchases of other long-term investments	—	—	—	—	—	—	—	—	6	6
Total	$284	$363	$415	$423	$1,485	$277	$460	$469	$371	$1,577

(1) Increases to property, plant, and equipment	$254	$327	$331	$248	$1,160	$263	$430	$308	$304	$1,305
Changes in related accounts payable and accrued liabilities	52	(20)	(6)	53	79	(3)	(5)	(36)	(22)	(66)
Capital expenditures	$306	$307	$325	$301	$1,239	$260	$425	$272	$282	$1,239

Contributions from noncontrolling interests	$2	$2	$1	$2	$7	$2	$4	$—	$3	$9
Contributions in aid of construction	$14	$5	$8	$10	$37	$19	$17	$10	$6	$52
Proceeds from disposition of equity-method investments	$—	$—	$—	$—	$—	$—	$1	$—	$—	$1

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, available funds from operations and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Such items are excluded from net income to determine adjusted income and adjusted earnings per share. Management believes this measure provides investors meaningful insight into results from ongoing operations.

Available funds from operations is defined as cash flow from operations excluding the effect of changes in working capital and certain other changes in noncurrent assets and liabilities, reduced by preferred dividends and net distributions to noncontrolling interests.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income, nor available funds from operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income
(UNAUDITED)
	2020					2021
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr (1)	4th Qtr	Year

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$(518)	$303	$308	$115	$208	$425	$304	$164	$621	$1,514

Income (loss) - diluted earnings (loss) per common share (2)	$(.43)	$.25	$.25	$.09	$.17	$.35	$.25	$.13	$.51	$1.24
Adjustments:
Transmission & Gulf of Mexico
Northeast Supply Enhancement project development costs	$—	$3	$3	$—	$6	$—	$—	$—	$—	$—
Impairment of certain assets	—	—	—	170	170	—	2	—	—	2
Pension plan settlement charge	4	1	—	—	5	—	—	—	—	—
Adjustment of Transco’s regulatory asset for post-WPZ Merger state deferred income tax change consistent with filed rate case	2	—	—	—	2	—	—	—	—	—
Benefit of change in employee benefit policy	—	(3)	(6)	(13)	(22)	—	—	—	—	—
Reversal of costs capitalized in prior periods	—	—	10	1	11	—	—	—	—	—
Severance and related costs	1	1	(1)	—	1	—	—	—	—	—
Total Transmission & Gulf of Mexico adjustments	7	2	6	158	173	—	2	—	—	2
Northeast G&P
Share of early debt retirement gain at equity-method investment	—	(5)	—	—	(5)	—	—	—	—	—
Share of impairment of certain assets at equity-method investments	—	—	11	36	47	—	—	—	—	—
Pension plan settlement charge	1	—	—	—	1	—	—	—	—	—
Impairment of certain assets	—	—	—	12	12	—	—	—	—	—
Benefit of change in employee benefit policy	—	(2)	(2)	(5)	(9)	—	—	—	—	—
Total Northeast G&P adjustments	1	(7)	9	43	46	—	—	—	—	—
West
Pension plan settlement charge	1	—	—	—	1	—	—	—	—	—
Benefit of change in employee benefit policy	—	(1)	(2)	(6)	(9)	—	—	—	—	—
Net unrealized (gain) loss from derivative instruments	—	—	—	—	—	—	—	17	(20)	(3)
Total West adjustments	1	(1)	(2)	(6)	(8)	—	—	17	(20)	(3)
Sequent
Amortization of purchase accounting inventory fair value adjustment	—	—	—	—	—	—	—	2	16	18
Net unrealized (gain) loss from derivative instruments	—	—	—	—	—	—	—	277	(168)	109
Total Sequent adjustments	—	—	—	—	—	—	—	279	(152)	127
Other
Regulatory asset reversals from impaired projects	—	—	8	7	15	—	—	—	—	—
Expenses associated with Sequent acquisition and transition	—	—	—	—	—	—	—	3	2	5
Net unrealized (gain) loss from derivative instruments	—	—	—	—	—	—	4	16	(20)	—
Reversal of costs capitalized in prior periods	—	—	3	—	3	—	—	—	—	—
Pension plan settlement charge	—	—	—	1	1	—	—	—	—	—
Accrual for loss contingencies	—	—	—	24	24	5	5	—	—	10
Total Other adjustments	—	—	11	32	43	5	9	19	(18)	15
Adjustments included in Modified EBITDA	9	(6)	24	227	254	5	11	315	(190)	141
Adjustments below Modified EBITDA
Accelerated depreciation for decommissioning assets	—	—	—	—	—	—	20	13	—	33
Amortization of intangible assets from Sequent acquisition (1)	—	—	—	—	—	—	—	21	(3)	18
Impairment of equity-method investments	938	—	—	108	1,046	—	—	—	—	—
Impairment of goodwill (3)	187	—	—	—	187	—	—	—	—	—
Share of impairment of goodwill at equity-method investment	78	—	—	—	78	—	—	—	—	—
Allocation of adjustments to noncontrolling interests	(65)	—	—	—	(65)	—	—	—	—	—
	1,138	—	—	108	1,246	—	20	34	(3)	51
Total adjustments	1,147	(6)	24	335	1,500	5	31	349	(193)	192
Less tax effect for above items	(316)	8	1	(68)	(375)	(1)	(8)	(87)	48	(48)
Adjusted income available to common stockholders	$313	$305	$333	$382	$1,333	$429	$327	$426	$476	$1,658
Adjusted income - diluted earnings per common share (2)	$.26	$.25	$.27	$.31	$1.10	$.35	$.27	$.35	$.39	$1.36
Weighted-average shares - diluted (thousands)	1,214,348	1,214,581	1,215,335	1,216,381	1,215,165	1,217,211	1,217,476	1,217,979	1,221,454	1,218,215
(1) Third-quarter 2021 recast due to addition of adjustment to amortization of Sequent intangible asset.
(2) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.
(3) Our partner's $65 million share of the first-quarter 2020 impairment of goodwill is reflected below in Allocation of adjustments to noncontrolling interests.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net income (loss)	$(570)	$315	$323	$130	$198	$435	$322	$173	$632	$1,562
Provision (benefit) for income taxes	(204)	117	111	55	79	141	119	53	198	511
Interest expense	296	294	292	290	1,172	294	298	292	295	1,179
Equity (earnings) losses	(22)	(108)	(106)	(92)	(328)	(131)	(135)	(157)	(185)	(608)
Impairment of goodwill	187	—	—	—	187	—	—	—	—	—
Impairment of equity-method investments	938	—	—	108	1,046	—	—	—	—	—
Other investing (income) loss - net	(3)	(1)	(2)	(2)	(8)	(2)	(2)	(2)	(1)	(7)
Proportional Modified EBITDA of equity-method investments	192	192	189	176	749	225	230	247	268	970
Depreciation and amortization expenses	429	430	426	436	1,721	438	463	487	454	1,842
Accretion expense associated with asset retirement obligations for nonregulated operations	10	7	10	8	35	10	11	12	12	45
Modified EBITDA	$1,253	$1,246	$1,243	$1,109	$4,851	$1,410	$1,306	$1,105	$1,673	$5,494

Transmission & Gulf of Mexico	$662	$615	$616	$486	$2,379	$660	$646	$630	$685	$2,621
Northeast G&P	369	370	387	363	1,489	402	409	442	459	1,712
West	215	253	247	283	998	315	231	276	273	1,095
Sequent	—	—	—	—	—	—	—	(281)	169	(112)
Other	7	8	(7)	(23)	(15)	33	20	38	87	178
Total Modified EBITDA	$1,253	$1,246	$1,243	$1,109	$4,851	$1,410	$1,306	$1,105	$1,673	$5,494

Adjustments (1):
Transmission & Gulf of Mexico	$7	$2	$6	$158	$173	$—	$2	$—	$—	$2
Northeast G&P	1	(7)	9	43	46	—	—	—	—	—
West	1	(1)	(2)	(6)	(8)	—	—	17	(20)	(3)
Sequent	—	—	—	—	—	—	—	279	(152)	127
Other	—	—	11	32	43	5	9	19	(18)	15
Total Adjustments	$9	$(6)	$24	$227	$254	$5	$11	$315	$(190)	$141

Adjusted EBITDA:
Transmission & Gulf of Mexico	$669	$617	$622	$644	$2,552	$660	$648	$630	$685	$2,623
Northeast G&P	370	363	396	406	1,535	402	409	442	459	1,712
West	216	252	245	277	990	315	231	293	253	1,092
Sequent	—	—	—	—	—	—	—	(2)	17	15
Other	7	8	4	9	28	38	29	57	69	193
Total Adjusted EBITDA	$1,262	$1,240	$1,267	$1,336	$5,105	$1,415	$1,317	$1,420	$1,483	$5,635

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income," which is also included in these materials.

Reconciliation of Cash Flow from Operating Activities to Available Funds from Operations (AFFO)
(UNAUDITED)
	2020					2021
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

The Williams Companies, Inc.
Reconciliation of GAAP "Net cash provided (used) by operating activities" to Non-GAAP "Available funds from operations"

Net cash provided (used) by operating activities	$787	$1,143	$452	$1,114	$3,496	$915	$1,057	$834	$1,139	$3,945
Exclude: Cash (provided) used by changes in:
Accounts receivable	(67)	(18)	103	(16)	2	59	(9)	488	7	545
Inventories	(19)	28	24	(22)	11	8	50	54	12	124
Other current assets and deferred charges	(20)	33	2	(26)	(11)	6	50	11	(4)	63
Accounts payable	155	(391)	313	(70)	7	(38)	(56)	(476)	(73)	(643)
Accrued liabilities	150	86	50	23	309	116	(130)	(53)	9	(58)
Changes in current and noncurrent derivative assets and liabilities	—	4	(2)	2	4	6	25	236	10	277
Other, including changes in noncurrent assets and liabilities	(23)	39	(30)	15	1	10	(31)	27	(5)	1
Preferred dividends paid	(1)	—	(1)	(1)	(3)	(1)	—	(1)	(1)	(3)
Dividends and distributions paid to noncontrolling interests	(44)	(54)	(49)	(38)	(185)	(54)	(41)	(40)	(52)	(187)
Contributions from noncontrolling interests	2	2	1	2	7	2	4	—	3	9
Available funds from operations	$920	$872	$863	$983	$3,638	$1,029	$919	$1,080	$1,045	$4,073

Common dividends paid	$485	$486	$485	$485	$1,941	$498	$498	$498	$498	$1,992

Coverage ratio:
Available funds from operations divided by Common dividends paid	1.90	1.79	1.78	2.03	1.87	2.07	1.85	2.17	2.10	2.04

Reconciliation of Net Income (Loss) to Modified EBITDA, Non-GAAP Adjusted EBITDA and Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)

	2022 Guidance
(Dollars in millions, except per-share amounts and coverage ratio)	Low	Mid	High

Net income (loss)	$1,524	$1,674	$1,824
Provision (benefit) for income taxes	500	550	600
Interest expense		1,140
Equity (earnings) losses		(525)
Proportional Modified EBITDA of equity-method investments		870
Depreciation and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations		2,075
Other		1
Modified EBITDA	$5,585	$5,785	$5,985
EBITDA Adjustments		15
Adjusted EBITDA	$5,600	$5,800	$6,000

Net income (loss)	$1,524	$1,674	$1,824
Less: Net income (loss) attributable to noncontrolling interests & preferred dividends		85
Net income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$1,439	$1,589	$1,739

Adjustments:
Adjustments included in Modified EBITDA (1)		15
Adjustments below Modified EBITDA (2)		167
Allocation of adjustments to noncontrolling interests		—
Total adjustments		182
Less tax effect for above items		(46)
Adjusted income available to common stockholders	$1,575	$1,725	$1,875
Adjusted diluted earnings per common share	$1.29	$1.41	$1.54
Weighted-average shares - diluted (millions)		1,221

Available Funds from Operations (AFFO):
Net cash provided by operating activities (net of changes in working capital, changes in current and noncurrent derivative assets and liabilities, and changes in other, including changes in noncurrent assets and liabilities)	$4,300	$4,500	$4,700
Preferred dividends paid		(3)
Dividends and distributions paid to noncontrolling interests		(200)
Contributions from noncontrolling interests		53
Available funds from operations (AFFO)	$4,150	$4,350	$4,550
AFFO per common share	$3.40	$3.56	$3.73
Common dividends paid		$2,075
Coverage Ratio (AFFO/Common dividends paid)	2.00x	2.10x	2.19x

(1) Includes Sequent amortization of purchase accounting inventory fair value adjustment of $15 million.
(2) Includes amortization of Sequent intangible asset of $167 million.

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•Levels of dividends to Williams stockholders;

•Future credit ratings of Williams and its affiliates;

•Amounts and nature of future capital expenditures;

•Expansion and growth of our business and operations;

•Expected in-service dates for capital projects;

•Financial condition and liquidity;

•Business strategy;

•Cash flow from operations or results of operations;

•Seasonality of certain business components;

•Natural gas, natural gas liquids and crude oil prices, supply, and demand;

•Demand for our services;

•The impact of the coronavirus (COVID-19) pandemic.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•Availability of supplies, market demand, and volatility of prices;

•Development and rate of adoption of alternative energy sources;

•The impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•Our exposure to the credit risk of our customers and counterparties;

•Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•Whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•The strength and financial resources of our competitors and the effects of competition;

•The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•Whether we will be able to effectively execute our financing plan;

•Increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•The physical and financial risks associated with climate change;

•The impacts of operational and developmental hazards and unforeseen interruptions;

•The risks resulting from outbreaks or other public health crises, including COVID-19;

•Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•Acts of terrorism, cybersecurity incidents, and related disruptions;

•Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•Changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•The ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•Changes in the current geopolitical situation;

•Changes in U.S. governmental administration and policies;

•Whether we are able to pay current and expected levels of dividends;

•Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see (a) Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 24, 2021, (b) Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended September 30, 2021, and (c) when filed with the SEC, Part 1, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021.

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